Exhibit 10.27
[Form of]
Broadcast Services Agreement (Uplinking)
          This Broadcast Services Agreement (“Broadcast Agreement”) and the EHC Service Order Form attached hereto and incorporated herein (the “Service Order”) is binding and made effective as of the “Effective Date” (as defined in the Service Order), by and between EchoStar Holding Corporation, a Nevada Corporation, (“EHC”) and EchoStar Satellite L.L.C., a Colorado limited liability company, (“Customer”). Collectively the Broadcast Agreement and the Service Order shall be referred to as the “Agreement.” EHC and Customer shall each be referred to herein as a “Party” and collectively as the “Parties.”
1. Teleport Services. EHC shall provide, and Customer shall purchase, all or any of the applicable services set forth in this Article 1 (collectively “Teleport Services”) as specifically requested and priced within the Service Order. The Teleport Services shall be provided at an EHC owned, operated and/or controlled facility at such location as delineated in the Service Order (a “Teleport”). Collectively, the Teleport Services, Channel Origination Services and/or the Channel Management Services (each as described below) shall be referred to as the “Service(s).” EHC shall have the right to re-configure, re-specify or relocate all or any portion of the Services or Teleport at its sole discretion so long as such does not materially alter the quality of any of the Services.
          (a) Downlinking Customer Channel Content. EHC shall downlink “Customer Channel(s)” (as defined in the Service Order) from either a Customer-provided or a EHC-provided satellite space segment (hereinafter referred to as a “Transponder” and the specified bandwidth thereon allocated to Customer Channel(s), referred to as the “Transponder Capacity”, both as specified in the Service Order). At an antenna located at the Teleport, EHC shall receive the Customer Channel(s) downlinked from either a Customer-provided or a EHC-provided Transponder. Either Customer or EHC may provide the integrated receiver decoders (“IRD’s”) as specified in the Service Order. Unless expressly set forth in the Agreement to the contrary, Customer is responsible for providing, operating and maintaining all equipment, at locations other than the Teleport, necessary for reception of the downlinked Customer Channel(s). If EHC provides the IRD’s, then upon termination or expiration of the Teleport Services set forth in this Section 1(a), Customer shall at its cost, return all such IRD’s to the Teleport. Failure to return such IRD’s to the Teleport within thirty (30) days subsequent to such termination or expiration shall entitle EHC to, and Customer shall pay EHC, a dollar amount equal to the replacement cost of such IRD’s.
          (b) Transmission of Customer Channel Content. EHC shall receive and transmit (in a format and/or quality which is acceptable to EHC) the content contained in the Customer Channel(s), (“Content”), such Content which may include video, audio, data and/or other information in accordance with the provisions of this Agreement).
          (c) HVAC and Power. HVAC and Utility power (120vac or 208vac) at the Teleport for all the applicable equipment (whether such equipment is provided by EHC or

Customer) shall be supplied by EHC. In the event of utility power failure at the Teleport, all such critical equipment will have power supplied by an uninterruptible power supply with sufficient battery capacity to allow time for a EHC-supplied generator to be automatically switched on-line.
          (d) Rack Space for Necessary Equipment. EHC will provide environmentally controlled rack space adequate for all the applicable equipment (whether such equipment is provided by EHC or Customer) within equipment racks owned by EHC and located within the Teleport, (“Rack Space”). The EHC racks in which the necessary equipment is located may not be dedicated solely or exclusively to the Customer.
          (e) EHC Provided Equipment. EHC shall provide and configure at its sole discretion all, or a portion of, the equipment necessary equipment within the Teleport to provide the Service(s) requested by Customer pursuant to this Agreement. Such EHC equipment may not be dedicated solely or exclusively to the Customer. All equipment provided by EHC shall remain the sole property of EHC.
          (f) Additional Teleport Services and Limitations. (i) Any additional Teleport Services required or requested by Customer over and above that as initially contemplated in the Service Order shall be subject to availability and additional charges. (ii) Additional Rack Space may not be contiguous with the initial Rack Space. (iii) In no event shall EHC be required, nor shall Customer request, any Services which exceed the Transponder Capacity.
2. Satellite Services. In the event EHC provides a Transponder and/or Transponder Capacity (collectively “Satellite Services”) such Satellite Services may be subject to the terms and conditions of satellite services agreement(s). For the avoidance of doubt the satellite services agreements are not incorporated into this Agreement and are separate, severable contract(s) from this Agreement.
3. Channel Origination Services. EHC shall provide, and Customer agrees to pay for any applicable Services set forth in this Article 3 (collectively “Channel Origination Services”), as specifically requested and priced within the Service Order.
          (a) Channel Monitoring. EHC shall provide the necessary personnel and equipment at the Teleport for monitoring the transmission of the Content at the Beginning Demarcation Point to the Ending Demarcation Point on a 24 hours per day, 7 days per week (24 x 7) basis. EHC will monitor the Content and communicate with Customer regarding any technical problems in connection with the Content.

          (b) Commercial Insertion Reports and Tapes. Upon written request from Customer, EHC shall provide to Customer commercial insertion reports indicating which commercials were transmitted to the Ending Demarcation Point and the time each such insert was completed (the “As Run Logs”); and (ii) a video / audio tape with a time stamp of each program (per Customer Channel) that was transmitted by EHC (the “Logger Tapes”). As a general rule, Customer should request As Run Logs in advance; however, EHC shall make commercially reasonable efforts to maintain As Run Logs, which can be provided to Customer upon request, for a period of thirty (30) days following the transmission date. Logger Tapes must be requested in advance so as to reasonably give EHC the opportunity to purchase and configure any necessary equipment therefor.
4. Channel Management Services. EHC shall provide, and Customer agrees to pay for any applicable Services set forth in this Article 4 (collectively “Channel Management Services”) as specifically requested and priced in the Service Order.
          (a) Additional Graphics Creation. One time, upon written request from Customer, EHC will develop and implement industry standard graphics file(s) (“Basic Graphics”) for each Customer Channel for which any Services are being provided under this Agreement pursuant to each then current Service Order at no charge to Customer. Customer’s written request shall delineate all information necessary for the creation of such Basic Graphics. Such Basic Graphics shall be limited to station logos, station identification bugs and trouble slides. Subsequent to EHC providing any Basic Graphics, Customer may request, and EHC shall provide, additional graphics (“Additional Graphics”) including but limited to text scrolls and custom slides. Customer shall pay EHC an hourly rate (as set forth in the Service Order) for the creation of any Additional Graphics. EHC shall provide Customer the specifications for any such graphics and Customer shall be responsible for providing EHC with all applicable images for the creation of any such graphics.
          (b) Additional Graphics Insertion. EHC shall insert such Basic Graphics or Additional Graphics into programs within a Customer Channel as per Customer’s written request. Any Additional Graphics which are inserted into programs within a Customer Channel shall incur additional charges (as set forth in the Service Order) per program (per Customer Channel) in which Additional Graphics are inserted. In the event Customer provides any graphics for insertion EHC shall provide Customer the specifications for any such graphics.
          (c) Voice Overs Creation. At its studios and subject to availability, EHC will develop, produce and record audio voice messages for the insertion into programs within a Customer Channel (“Voice Overs”) per Customer’s written request. Voice Over studio / production sessions shall be booked by Customer in blocks of four (4) hours of recording and production time (each a “Production Session”). Customer shall provide EHC with all information necessary to create any Voice Overs.
          (d) Voice Overs Insertion. EHC shall insert Voice Overs (either Customer produced or EHC produced) into programs within a Customer Channel as per Customer’s written request. Any such Voice Overs which are inserted shall incur additional charges (as set forth in the Service Order) per program (per Customer Channel) in which Voice Overs are inserted.

          (e) Dubbing from Tape-to-Tape. Upon written request from Customer, EHC shall record, tape-to-tape, any program (each program not to exceed two (2) hours) on the Customer Channel which it receives via tape. EHC shall charge Customer (as set forth in the Service Order) per program (per Customer Channel) that it dubs from tape-to-tape for Customer.
          (f) Dubbing from Downlink. Upon written request from Customer, EHC shall record any program (each program not to exceed two (2) hours) on the Customer Channel which it receives via downlink. EHC shall charge Customer (as set forth in the Service Order) per program (per Customer Channel) that it dubs from downlink for Customer.
          (g) Re-Configuring Data Rate for Customer Channels. In the event Customer elects to re-configure the data rate at which a Customer Channel is transmitted, then EHC shall re-configure such data rate in the manner customarily used by the Parties to re-configure data rates.
5. Customer Provided Equipment. Customer shall have the right, but not the obligation to: (i) provide a portion of, or all of, the equipment necessary for EHC to provision the Services to Customer; or (ii) have EHC purchase on Customer’s behalf a portion of, or all of, the equipment necessary for EHC to provision the Services to Customer (clause (i) and (ii) collectively “Customer Equipment”). In the event that Customer exercises its right to have EHC purchase Customer Equipment (an “Equipment Purchase”) then: (a) such Equipment Purchase shall be included within the definition of “Services”; (b) EHC shall use commercially reasonable efforts to promptly procure the Equipment Purchase; and (c) Customer shall pay to EHC a cost plus a mutually agreed margin based upon the fair market value for such Equipment Purchase taking into consideration, among other things, the performance capabilities and technical specifications of the Equipment Purchase and the expertise of the services required to procure the Equipment Purchase (the "Equipment Cost"). In the event that the Parties are unable to agree on the Equipment Cost, the dispute resolution procedures set forth in Article VIII of the Separation Agreement by and between EchoStar Communications Corporation and EchoStar Holding Corporation dated [          ] (the “Dispute Resolution Procedures”) will be used to determine the fair market value of the Equipment Cost and such fair market value as so determined shall be deemed the Equipment Cost. All Customer Equipment provided by Customer or to be purchased on Customer’s behalf shall be listed in an Appendix A to the Service Order.
          (a) Limitations. Customer Equipment shall remain the property of Customer, and maintenance, repair, or replacement of Customer Equipment shall be the sole responsibility of Customer.
          (b) Removal of Customer Equipment. Within thirty (30) calendar days after the end of the Service Term Expiration (as delineated in the Service Order) for Teleport Services or any extension period thereof (if any), or termination of the Agreement, Customer shall remove all Customer Equipment from the Rack Space and/or Teleport at Customer’s sole cost under EHC supervision. Customer shall provide EHC with at least ten (10) calendar days’ written notice prior to such removal. Customer shall not be entitled to use the Teleport Services after expiration or termination thereof. If Customer Equipment is located at the Teleport and Customer fails to remove such Customer Equipment from the Teleport within such thirty (30) calendar day period, EHC shall have the right to either: (i) remove such Customer Equipment and issue an invoice to Customer for the cost of removal and shipment to the address set forth on Customer’s Notice Information (as set forth in the Service Order); or (ii) notify Customer that EHC elects to take ownership of such Customer Equipment, in which case Customer hereby consents and agrees to such change of ownership. In the event any damage to the Rack Space or Teleport (reasonable wear and tear excepted) results from any use of the Rack Space and/or removal of Customer Equipment, Customer shall pay EHC the cost of repairs. Customer accepts all responsibility for Customer Equipment, including but not limited to risk of loss of its Equipment, except to the extent caused by EHC’s gross negligence or willful misconduct.
6. Teleport Access. In the event Customer is providing Customer Equipment or EHC has purchased Customer Equipment on Customer’s behalf, and such Customer Equipment is located at a EHC owned, operated or leased facility, Customer shall have access to Customer Equipment for normal maintenance purposes from 08:00 to 17:00 local time, weekends and holidays excluded, and Customer shall give the Teleport a minimum of five (5) business days advance written notice of its need for access to such Customer Equipment. For emergency servicing purposes, Customer shall have access to Customer Equipment located at the Teleport upon notice that is reasonable under such emergency circumstances. EHC may revoke, effective immediately without notice, the access of any individual to the Teleport. EHC reserves the right to escort any entities entering a Teleport and to monitor (and/or inspect) such entities’ work, means and methods, and EHC may charge Customer, on a per hour basis in accordance with Article 9 below, for such. Such right is intended only for the benefit of EHC and shall not be construed as constituting any: warranty; certification of compliance or performance by EHC; or in any way alleviating or diminishing any of Customer’s obligations. Customer acknowledges that EHC is granting only permission to access and utilize the Rack Space (as defined in the Service Order) and that EHC is not granting any leasehold or other real property interests in the Rack Space or the Teleport.
7. Demarcation Points. The demarcation points for Teleport Services are as follows: (a) the point at which EHC obtains control of Customer Channel(s) (as defined in the Service Order) for downlinking or transmitting in accordance with the Agreement (“Beginning Demarcation Point”); and (b) the point at which EHC relinquishes control of the Customer Channel(s) having already downlinked or transmitted them in accordance with the Agreement (“Ending Demarcation Point”). Collectively the Beginning Demarcation Point and the Ending Demarcation Point are referred to herein as the “Demarcation Points”. The Demarcation Points shall be set forth in the Service Order. Notwithstanding anything contained herein to the contrary, Customer shall be solely responsible for: (i) delivery of properly formatted Content to the Beginning Demarcation Point; and (ii) for receiving such Content at the Ending Demarcation Point.
8. Service Initiation Date. EHC shall initiate the Service(s) described herein on the date(s) set forth in the Service Order (the “Service Initiation Date” for each applicable Service). Customer’s obligation to pay for the Service(s) shall begin on the Service Initiation Date for each applicable Service, unless the applicable Service has not begun as of that date due to some fault of EHC. If a delay in the readiness of any Service is caused for any other reason which is the fault of Customer, including but not limited to the failure of Customer Equipment and/or Customer-provided Transponder to be ready, then the delay shall not affect Customer’s obligation to begin payment on the Service Initiation Date for the applicable Service(s).

9. Charges and Payment. MRC / NRC. Monthly recurring charges (“MRC(s)”) as further defined in this sentence) and non-recurring charges (“NRC(s)” as further defined in this sentence) shall be provided to Customer by EHC at a cost plus a mutually agreed margin based upon the fair market value of the Service, taking into consideration, among other things, the performance capabilities and technical specifications of the Services. In the event the Parties are unable to agree upon the MRC or NRC, the dispute resolution procedures set forth in Article VIII of the Separation Agreement by and between EchoStar Communications Corporation and EchoStar Holding Corporation dated [            ] (the “Dispute Resolution Procedures”) will be used to determine the fair market value of the applicable Service and such fair market value as so determined shall be deemed to be the MRC or NRC (as the case may be) for the applicable Service.
          (a) Payment. MRCs and NRCs for the Service(s) shall be paid monthly in advance in US Dollars by no later than the last business day of each month preceding the month in which a Service is to be rendered. EHC shall invoice each month’s MRC based upon its projected Cost Formula with the projected Cost Formula calculated by EHC by utilizing historical Costs (as defined in Schedule 1) as well as taking into account future business and technology plans. The Parties shall “true-up” any difference between the projected Cost Formula and the actual Cost Formula at such times as mutually agreed upon, but in any event not less than once per calendar year. Any payment not received within five (5) business days of its due date will be subject to late payment interest at a rate of one and a half percent (1.5%) per month or the maximum rate allowed by law, whichever is greater. Customer shall not offset any sums due to it pursuant to any other agreement(s) between Customer, or any of its Affiliates, and EHC, or any of its Affiliates, against any amount which is due to EHC pursuant to this Agreement. “Affiliate” means any person or entity directly or indirectly controlling, controlled by or under common control with another person or entity.
          (b) Labor Charges. If at Customer’s request, EHC performs labor related to the Service(s) but which is outside the scope of EHC’s responsibilities as set forth in this Agreement (“Additional Labor”), then EHC shall be entitled to charge Customer for such Additional Labor in accordance with this Article 9.
          (c) Deposit. EHC may require Customer to provide EHC with financial security (“Deposit”) as security in the amount set forth in the Service Order for payment of any charges and other liabilities of Customer. The Customer shall still be responsible for the timely payment of charges for the Service(s). EHC shall be entitled to draw upon the Deposit for any late payment or any other liabilities that the Customer may incur in connection with any Service, and the Customer shall be obliged to replenish the Deposit. Failure to do so shall be a material breach of the Agreement. Following termination of the entire Agreement EHC will return to the Customer any remaining Deposit minus any offsets (if any) which EHC may deduct from the Deposit to cover any outstanding liabilities for any Service.
          (d) Taxes. EHC’s rates and charges for Service(s) do not include taxes. Except for EHC’s taxes on (i) gross and/or net income and/or (ii) real estate, Customer will pay all local, state, national taxes or charges, including any Universal Service Fees which are imposed on or based upon the provision to, sale to or use of Service(s) by Customer.
10. Term.
          (a) Term of Agreement. This Agreement shall commence on the Effective Date and shall expire on the earlier of: (i) the date all Services have been terminated in accordance with the terms of this Agreement; (ii) the date all Services have expired in accordance with the terms of the Service Order; or (iii) the secondary anniversary of the first Service Initiation Date (as defined in Section 8 above) for the first Service provided to Customer.
          (b) Renewal. Customer shall have the exclusive right, but not the obligation, to extend the Agreement annually for up to two (2) years, upon submission of written notice to EHC no later than one hundred eighty (180) calendar days prior to expiration of the current term.
          (c) Service Orders. Notwithstanding anything to the contrary contained herein or in any Service Order, in no event shall a Service Order continue to be effective following the expiration or earlier termination of this Agreement.
11. Teleport Service Outages and Service Failures.
          (a) Teleport Service Outages.
          (i) Customer acknowledges the possibility of an unscheduled period of time during which a Customer Channel is not available (“Outage”). An Outage shall be measured on a per Customer Channel basis and shall begin when EHC receives notice of the Outage from the Customer, or when EHC discovers the Outage (whichever occurs first) and will be considered to have ended when the affected Customer Channel has been restored. For an Outage to be counted toward the accumulated Outage time for which Customer may be entitled to a credit as set forth in Section 11(b) below (“Outage Credit”), Customer shall submit a written Outage notice to EHC (which identifies the Outage and requests an Outage Credit) within five (5) calendar days of the Outage. If EHC does not receive Customer’s written Outage notice within such five (5) calendar day period, the Outage shall not be counted toward the accumulated Outage time. For the avoidance of doubt, the term “Outage” shall include all Outages specified in Section 11(a)(ii).
          (ii) Termination for Chronic Outages. In the event that the cumulative Outages experienced on a Customer Channel exceed the industry standard service level (a “Chronic Channel Outage”), Customer shall have the right to terminate this Agreement in whole or in part as to any one or more Customer Channels, so long as such Chronic Channel Outage condition is not remedied within thirty (30) days after EHC’s receipt of such written notice.
          (b) Outage Credit Calculation. In the event that Outages exceed the industry standard service level (an “Excessive Outage”), Customer shall be entitled to an Outage Credit based upon that Customer Channel’s prorated portion of the applicable Teleport Service’s MRC and the length of such Outage as calculated pursuant to the equation in the table below. Any Outage Credit due shall be credited on Customer’s monthly invoices. The total Outage Credits for any one (1) calendar year for a Customer Channel shall not exceed an amount equal to one (1) month of a Customer Channel’s prorated portion of the applicable Teleport Service’s MRC for such affected Customer Channel.

Outage Credit Calculation
Outage duration (in number of minutes), multiplied by the Customer Channel’s prorated portion of the applicable Teleport Service’s MRC, divided by 43,200
(deemed number of minutes in a month.)
For the avoidance of doubt and solely by way of example, an affected Customer Channel’s prorated portion of the applicable Teleport Service’s MRC shall be calculated as follows: If the Teleport Service’s MRC is $100 for all Customer Channels and there are an aggregate of 10 Customer Channels, one Customer Channel’s prorated portion of the Teleport Service’s MRC would be $10.
          (c) Service Failure. Customer acknowledges the possibility of an unscheduled period of time during which all or any portion of the Service(s) (excluding Teleport Services which are subject to Section 11(a) above) are not available, are interrupted or otherwise fail (“Service Failure”). In the event of a Service Failure, Customer shall be entitled to receive a credit (pro rata if applicable) for the applicable Service Failure (“Service Failure Credit”).
          (d) Exceptions. Notwithstanding any contrary provision herein, EHC shall not be responsible for and shall not be in default or breach of this Agreement as a result of, nor shall it be held liable for any Outages, Service Failures, Outage Credits, Service Failure Credits or other damages, claims, losses, or costs and expenses on account of, any interruption of any Services, nor shall such interruption be deemed an Outage or Service Failure, if such interruption or failure occurs due to any of the following: (i) de minimus degradation or interruptions of Customer Channel(s) due to protection switching; (ii) any failure on the part of Customer to perform its obligations pursuant to the Agreement, including, but not limited to the failure of Customer to provide Content to EHC in a format and/or quality in accordance with EHC specifications; (iii) the failure of transmission lines, fiber, Customer Equipment, equipment, connections, or other facilities provided by Customer or any third party; (iv) the failure or nonperformance of any earth station not operated by EHC; (v) interference from a third party transmission or usage; (vi) testing of the Services as mutually agreed to in advance; (vii) interruption or degradation due to atmospheric attenuation of the Content signal including but limited to sun transit outage, rain fade or weather; (viii) Force Majeure Events (as defined in Section 20(b)); (ix) telecommunications interruptions and/or failure of the Transponder; (x) any act or failure to act by Customer; (xi) interruptions due to tests and adjustments necessary to maintain the Services in satisfactory operating condition; (xii) reconfiguration(s) performed or directed by Customer; and/or (xiii) scheduled EHC maintenance.
          (e) Exclusive Remedy. Except as expressly set forth in Section 11(b) (i.e. Outage Credits) and 11(c) (i.e. Service Failure Credits) of this Agreement, neither EHC nor its Affiliates shall have any liability for any Outages or Services Failure. For Outages, Outage Credits from EHC (as set forth in Section 11(b) above) and termination rights for Chronic

Outages (as set forth in Section 11(a)(ii) above) are Customer’s sole and exclusive remedy(s) with respect to Outages. For a Service Failure, Service Failure Credits from EHC (as set forth in Section 11(c) above) are Customer’s sole and exclusive remedy(s) with respect to Service Failures. In no event shall an Outage or a Service Failure be deemed a breach of this Agreement and all other remedies or damages at law or in equity Customer may have against EHC in connection with any Outage or Service Failure are waived.
12. Insurance. In the event Customer is providing Customer Equipment and such Customer Equipment is located at a EHC owned, operated or leased facility, to cover its employees and/or agents performing work at the Teleport, and Customer Equipment or other property located at the Teleport, Customer shall carry and maintain at its sole cost during the Service Term of the Teleport Services, with insurance companies having at least A- and be assigned a financial size category of at least Class IX as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies or a rating of at least AAA as rated by Standard & Poor’s, the insurance indicated below as a minimum requirement:

Type of Coverage:	Limits of Liability:
(i) Worker’s Compensation	Statutory per State
(ii) Employers Liability	$1,000,000 per occurrence
(iii) Broad Form Property Damage	$3,000,000* per occurrence
(iv) Third Party Property Damage	$3,000,000* per occurrence

*	The limits of liability required above can be satisfied by a combination of primary and excess liability insurance.
Customer shall provide to EHC at or prior to the Effective Date, certificates of insurance or proof of subscription to any state fund evidencing that Customer is maintaining all of the insurance required hereunder, and stating that EHC shall be provided with a copy of such certificates at the execution of any amendment thereto and at each policy renewal thereof, which certificates or proofs shall be in a form acceptable to EHC. All policies shall (a) be endorsed to include EHC, its stockholders, Affiliates, directors, officers and employees as additional insureds (the “Additional Insureds”); (b) be primary and non-contributory coverage to any insurance or self-insurance maintained by the Additional Insureds; (c) contain an endorsement waiving subrogation rights of insurer against the Additional Insureds, and (d) shall be issued by insurer(s) and in a form reasonably satisfactory to EHC. All deductibles shall be paid by Customer, assumed by Customer, for the account of Customer and EHC, and at Customer’s sole risk.
          (a) No Obligation on EHC. EHC will not insure nor be responsible for any loss or damage, regardless of cause, to any Customer Equipment or property of any kind, including loss of use thereof, owned, leased or borrowed by the Customer, its employees, servants or agents.
          (b) Contractors. If Customer utilizes contractor(s) per the Agreement, then Customer shall require such contractor(s) to comply with these insurance requirements. Customer will supply subcontractor’s certificates of insurance to EHC before any work commences.

13. Operational Notices. To report Outages, Service Failures and/or technical problems Customer shall call the Teleport, which shall be available to answer customer’s call on a 24 x 7 basis. EHC will communicate with Customer regarding any technical problems with any Customer Channel or Service. For purposes of these communications from EHC, Customer agrees that EHC should contact the operational contacts of Customer set forth in the Service Order and in the order listed therein. Customer shall update its list of operational contacts with EHC as needed. EHC shall not be responsible for any Outages, Service Failures or other technical problems with any Customer Channel(s) or Service in the event that EHC has attempted to communicate with Customer’s operational contacts according to the information provided by Customer to EHC and EHC is unable to establish communications with them.
14. Warranty. EXCEPT AS SET FORTH HEREIN, ANY SERVICE(S), SYSTEMS, EQUIPMENT OR PRODUCTS PROVIDED BY EHC TO CUSTOMER, EITHER DIRECTLY OR INDIRECTLY, SHALL BE “AS IS” WITHOUT WARRANTY OF ANY KIND WHETHER EXPRESSED OR IMPLIED OR STATUTORY, AND EHC MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER EXPRESSLY ACKNOWLEDGES THAT NO OTHER REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE.
15. Liability Restrictions.
          (a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ASSIGNS BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, SPECIAL, EXEMPLARY OR INDIRECT DAMAGES, INCLUDING, BY WAY OF EXAMPLE AND NOT LIMITATION, LOSS OF BUSINESS, PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE, WHETHER SUCH CLAIM IS CHOATE OR INCHOATE, WHETHER BY STATUTE, IN TORT, OR IN CONTRACT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
          (b) IN NO EVENT SHALL EHC, AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND SHAREHOLDERS, AND ITS AND THEIR RESPECTIVE ASSIGNS, HEIRS, SUCCESSORS AND LEGAL REPRESENTATIVES (THE “EHC GROUP”) BE LIABLE FOR: (i) CONTENT THAT IS TRANSMITTED BY CUSTOMER OR THIRD PARTIES VIA THE SERVICE(S); OR (ii) FOR ANY OUTAGE OR SERVICE FAILURE ATTRIBUTABLE IN WHOLE OR IN PART TO ANY OF THE EXCEPTIONS SET FORTH SECTION 11(d) OR OTHER CAUSES BEYOND EHC’S CONTROL.
          (c) EXCEPT AS SET FORTH IN SECTION 11(b) AND 11(c) OF THIS AGREEMENT, IN NO EVENT SHALL THE EHC GROUP BE LIABLE FOR ANY OUTAGE, SERVICE FAILURE, DEFECT, ERROR, INTERRUPTION, DELAY, OR ATTENUATION OF ANY OF THE SERVICES.
          (d) AS A MATERIAL CONDITION OF ENTERING INTO THIS AGREEMENT AT THE PRICE SPECIFIED IN THE SERVICE ORDER, AND IN REGARD

TO ANY AND ALL CAUSES ARISING OUT OF OR RELATING TO THIS AGREEMENT, CUSTOMER AGREES EHC’S AGGREGATE LIABILITY SHALL BE LIMITED TO THE LESSER OF: (i) THE ACTUAL DIRECT DAMAGES; OR (ii) THE MRC AND/OR NRC AMOUNTS ACTUALLY PAID (EXCLUDING ANY DEPOSITS) TO EHC BY CUSTOMER IN CONNECTION WITH THE CONTESTED SERVICE DURING THE PRECEEDING MONTH FROM THE TIME THE EVENT RESULTING IN LIABILITY OCCURS. IN THE EVENT OF EHC LIABILITY PURSUANT TO THIS AGREEMENT, EHC MAY ELECT, AT ITS DISCRETION AND SOLE OPTION, TO PAY SUCH REQUIRED AMOUNTS OR PROVIDE A CREDIT AGAINST SERVICES. THE PROVISIONS OF THIS ARTICLE SHALL SURVIVE EXPIRATION OR TERMINATION OF THIS AGREEMENT (FOR ANY REASON OR NO REASON WHATSOEVER) INDEFINITELY.
16. Indemnification.
          (a) Notwithstanding anything to contrary contained herein, Customer shall indemnify, defend and hold the EHC Group harmless from and against, any and all costs, losses, liabilities, damages, lawsuits, judgments, claims, actions, penalties, fines and expenses (including, without limitation, interest, penalties, reasonable attorney fees and all monies paid in the investigation, defense or settlement of any or all of the foregoing), that arise out of, or are incurred in connection with: (i) material breach of the Agreement, breach of any warranty, representation or covenant, or fault, negligence, act or omission, by the Customer or its Affiliates, directors, employees, agents or contractors; (ii) bodily injury including death, or property damage incurred by Customer or its Affiliates, directors, employees, agents or contractors as related to any Service, howsoever caused; (iii) the quality, content, alleged defects in, or failure (however caused) of any Service; (iv) the failure by Customer, its Affiliates or downstream customers of Customer, or any third party, to obtain approval, consent, or authorization relating to the content transmitted over any Service, including without limitation claims relating to any violation of copyright law, export control laws; (v) Customer’s or its Affiliates alleged breach of any national or international laws, rules and regulations applicable to it; (vi) alleged infringement of intellectual property rights including patents arising from Content, Customer Equipment, Customer-provided facilities, apparatus, or systems, or combining such with any of the Services and/or EHC-provided equipment; and/or (vii) EHC acting in accordance with the instructions of the Customer.
          In the event of any claim for indemnification by the EHC Group under this Section, the EHC Group shall be entitled to representation by counsel of its own choosing, at Customer’s sole cost and expense. The EHC Group shall have the right to the exclusive conduct of all negotiations, litigation, settlements and other proceedings arising from any such claim and Customer shall, at its own cost and expense, render all assistance reasonably requested by EHC in connection with any such negotiation, litigation, settlement or other proceeding.
          The provisions of this Section 16 shall survive expiration or termination of this Agreement (for any reason or no reason whatsoever) indefinitely.

17. Termination and Suspension.
          (a) EHC may, at its option, terminate or suspend all or any portion of the Agreement (i.e. all or any Services provided hereunder) without liability by giving Customer written notice as follows: (i) if Customer fails to make any payment due to EHC within (5) days of Customer’s receipt from EHC of written notice of such failure; (ii) if Customer breaches any material provision of this Agreement, and (A) if such breach is capable of remedy, Customer does not cure such breach within thirty (30) days of Customer’s receipt from EHC of written notice of such breach, or (B) if such breach is not capable of remedy, or has occurred more than once, immediately upon Customer’s receipt of written notice from EHC of such breach; or (iii) if Customer files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or files or has filed against it any petition or answer seeking any reorganization, composition, liquidation or similar relief for itself under any applicable statute, law or regulation or makes any general assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due. In no event shall EHC’s election to suspend the Agreement and/or any Service(s) be construed as a waiver of EHC’s right to terminate the Agreement and/or any Service(s).
          (b) Customer may terminate any Channel Origination Services and/or any Channel Management Services for any reason or no reason, by giving EHC sixty (60) days written notice without any Customer Termination Liability as defined in Section 17(d) below. Provided that the Customer is not in breach of any material provision of this Agreement, Customer may terminate all or any portion of the Teleport Services, without any Customer Termination Liability, by giving EHC written notice as follows: (i) if EHC breaches any material provision of this Agreement, and (A) if such breach is capable of remedy, EHC does not cure such breach within thirty (30) days of receipt of written notice of such breach, or (B) if such breach is not capable of remedy, immediately upon receipt of written notice of such breach; or (ii) if EHC files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or files or has filed against it any petition or answer seeking any reorganization, composition, liquidation or similar relief for itself under any applicable statute, law or regulation or makes any general assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due.
          (c) Upon termination or expiration of all or any portion of any Services and/or the Agreement for whatever reason, the Customer shall cease using all the terminated or expired Services. Notwithstanding anything contained herein to the contrary, in such event all outstanding indebtedness of the Customer to EHC under this Agreement, adjusted for any applicable Outage Credits and/or Service Failure Credits, shall become immediately due and payable.
          (d) In the event Customer terminates any portion of the Agreement for any reason except for that as set forth in Section 17(b) above, within thirty (30) days of such termination Customer shall pay EHC a sum equal to the projected Cost Formula that Customer would have paid EHC to provide the Teleport Services for the remainder of the Service Term, had such Teleport Services not been terminated (a “Customer Termination Liability”). The Parties agree this is a proper assessment of the loss of bargain and damages EHC will incur, and is not a penalty.

          (e) The Customer shall remain liable to pay all charges for any suspended Services during any period of suspension and, for the avoidance of doubt, any such suspensions shall not be deemed an Outage or Service Failure and no Outage Credits or Service Failure Credits are payable by EHC to the Customer for any such period of suspension.
18. Confidentiality. The terms and conditions of this Agreement as well as all financial, business, technical and other confidential and proprietary information that is disclosed or provided in connection herewith by any Party to the Agreement or their Affiliates shall be kept and treated as strictly confidential by each Party and their Affiliates and shall not be disclosed to any third party without the other Party’s prior written consent.
19. Representations, Covenants and Warranties.
          (a) Customer represents, covenants and warrants that: (i) it has and will obtain all applicable clearances and licenses, consents and approvals necessary to enable it to operate, receive and use the Services and to perform its other obligations under this Agreement; (ii) it is in compliance with, and performance of its obligations hereunder will not violate or conflict with, any applicable law or regulation of any jurisdiction to which it is subject; (iii) it will only use the Services and/or display or transmit any information or Content in connection with the Services in compliance at all times with all applicable laws and regulations; (iv) it is and shall be solely responsible for the acquisition of sufficient rights from, and all payments to, the owners of all Content it transmits or receives and shall adhere to all applicable Federal Communications Commission and regulatory guidelines as related to such Content; and (v) no Content provided to EHC in connection with the Agreement shall contain any material which is patently obscene, libelous, or that violates or infringes any copyright, right of privacy or literary or dramatic right of any person or entity; (vi) it will follow established standard industry practices and procedures for frequency co-ordination and will not request any Service in a manner that could reasonably be expected to interfere with or cause physical harm to satellites or other services that EHC offers.
          (b) EHC covenants that it shall provide the Services lawfully and with reasonable skill and care to recognized industry standards using appropriately experienced and trained personnel.
20. Miscellaneous.
          (a) Assignment. Neither Party may assign its rights or delegate its duties under the Agreement without the other Party’s written consent which consent will not be unreasonably withheld, except that notwithstanding anything contained herein to the contrary, either Party may assign its rights and/or delegate any portion of its duties under the Agreement without the other Party’s consent to any of such Party’s Affiliates capable of performing the assigning Party’s obligations hereunder, or in connection with a change of control whether by merger, sale of stock, sale of assets or otherwise. Any attempted assignment in violation of the foregoing will be void and of no effect.
          (b) Force Majeure. Neither Party shall be held liable for any delay or failure in performance of any part of the Agreement from any cause beyond its control and without its fault or negligence, such as acts of God, acts of civil or military authority, government regulations, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, power blackouts, meteorological or astronomical disturbances, satellite failure, satellite launch failure, Transponder failure and/or unusually severe weather conditions (each a “Force Majeure Event”). Notwithstanding anything to the contrary contained herein, if any Force Majeure Event affects EHC’s ability to provide a Service and continues for: (i) thirty (30) consecutive days or less, then the affected Service shall remain in effect; and (ii) more than thirty (30) consecutive days, then either Party may cancel the affected Service with no liability on the part of any Party. Notwithstanding anything contained herein to the contrary, if after the occurrence of a Force Majeure Event, EHC is able to provide Services to Customer via a manner outside that which the parties normally provision and accept Services, Customer hereby agrees to utilize commercially reasonable efforts to accept such provision of such Services by EHC.
          (c) Choice of Law and Jurisdiction. Except as otherwise agreed to by the Parties, this Agreement and the legal relations between the Parties hereto, including all disputes and claims, whether arising in contract, tort or under statute, shall be governed by and construed in accordance with the laws of the State of Colorado, USA, without giving effect to its conflict of law provisions. Any and all disputes arising out of, or in connection with, the interpretation, performance or the nonperformance of the Agreement or any and all disputes arising out of, or in connection with, transactions in any way related to the Agreement and/or the relationship between the Parties shall be litigated solely and exclusively before the United States District Court for the District of Colorado. The Parties consent to the in personam jurisdiction of said court for the purposes of any such litigation, and waive, fully and completely, any right to dismiss and/or transfer any action pursuant to 28 U.S.C. §1404 or §1406 (or any successor statute). In the event the United States District Court for the District of Colorado does not have subject matter jurisdiction of said matter, then such matter shall be litigated solely and exclusively before the appropriate state court of competent jurisdiction located in Arapahoe County, State of Colorado, USA.
          (d) Entire Agreement/Amendments. This Agreement together with any Service Orders constitutes the Parties’ entire agreement and supersedes all prior agreements, proposals, or discussions, whether oral or written with respect to the matters set forth herein. This Agreement may only be modified by a written amendment signed by an authorized representative of each Party.
          (e) Independent Contractor. The Parties are independent contractors for all purposes and at all times. Each Party has the responsibility for, and control over, the methods and details of performing it obligations hereunder. Each Party will be responsible for the hiring, training, supervision, tools, work policies and procedures of its own employees, and each will be responsible for the compensation, discipline and termination of its own personnel. Neither Party will have any authority to act on behalf of, nor bind the other Party to any obligation other than as expressly provided in the Agreement.
          (f) Notices. Except for the communication of Operational Notices (pursuant to Section 13) or other information of an urgent nature for which telephone communication between the operational contacts of the Parties is appropriate, or as otherwise expressly set forth to the contrary herein, any notice or other communications required or permitted to be given hereunder shall be in English, in writing and shall be delivered personally or sent by facsimile transmission, or by first class certified mail, postage prepaid, or by overnight courier service, charges prepaid, to the Party to be notified, addressed to such Party at the address set forth below, or sent by facsimile to the fax number set forth below, or such other address or fax number as such Party may have substituted by written notice to the other Party. The sending of such notice with confirmation of receipt thereof (in the case of facsimile transmission) or receipt of such notice (in the case of personal delivery or delivery by mail or by overnight courier service) shall constitute the giving thereof:
If to EHC:
EchoStar Holding Corporation
Attn: General Counsel
Address: 90 Inverness Circle East, Englewood, Colorado 80112
With Copy To:
EchoStar Holding Corporation
Attn: Vice President of Engineering
Address: 530 Echostar Drive, Cheyenne, Wyoming 82007
If to the Customer to:
EchoStar Satellite L.L.C.
Attn: General Counsel
Address: 9601 S. Meridian Blvd., Englewood, Colorado 80112
          (g) Waiver. Except where timeframes for a specific action by a Party are expressly delineated in the Agreement, if either Party fails to enforce any right or remedy under the Agreement, that failure is not a waiver of the right or remedy for any other breach or failure by the other Party. No waiver shall be binding unless executed in writing by the Party making the waiver.
          (h) Construction. Because the Parties actively negotiated the Agreement, the Agreement will not be construed against the drafter.
          (i) Severability. If any provision of the Agreement is found to be unenforceable, the Agreement’s unaffected provisions will remain in effect and the Parties will negotiate a mutually acceptable replacement provision consistent with the Parties’ original intent.

          (j) Third-Party Beneficiaries. This Agreement shall not provide any person who is not a Party to the Agreement with any remedy, claim, liability, reimbursement, cause of action, or other right in excess of those existing without reference to the Agreement.
          (k) Headings. The headings and numbering of Articles, Sections and Subsections in the Agreement are for convenience only and shall not be construed to define or limit any of the terms herein or affect the meaning or interpretation of the Agreement.
          (l) Trademarks. Nothing in the Agreement will be construed to give the Customer any rights to use any EHC trademarks, service marks, or logos without the express prior written consent of EHC.
          (m) Supremacy. In the event of a conflict between the main body of this Agreement and language in the Service Order, the language of this Agreement shall prevail and the Service Order shall automatically be modified to conform to the language of the main body of this Agreement.
          (n) Attorney’s Fees. In the event of litigation involving the Agreement, the prevailing Party in any such action or proceeding shall be entitled to recover its reasonable costs and expenses incurred in such action from the other Party, including without limitation the cost of reasonable attorneys’ fees as determined by the judge of the court.
          (o) Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same document.
[AGREEMENT SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties hereto have caused the Agreement to be entered into as of the Effective Date.

ECHOSTAR HOLDING CORPORATION
By:
Name:
Title:

ECHOSTAR SATELLITE L.L.C.
By:
Name:
Title: